Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2014 Results
OLD GREENWICH, Connecticut—May 7, 2014
Ellington Financial LLC (NYSE: EFC) (the "Company") today reported financial results for the quarter ended March 31, 2014.
Highlights

•	Net increase in shareholders' equity resulting from operations ("net income") for the first quarter was $22.6 million, or $0.88 per basic and diluted share.

•
Book value per share as of March 31, 2014 was $24.10 on a diluted basis, after payment of a quarterly dividend in the first quarter of $0.77 per share, as compared to book value per share of $23.99 on a diluted basis as of December 31, 2013.

•	The Company's non-Agency strategy generated gross income of $23.1 million for the quarter ended March 31, 2014.

•	The Company's Agency strategy generated gross income of $4.1 million for the quarter ended March 31, 2014.

•
The Company's Board of Directors declared a dividend of $0.77 per share for the first quarter of 2014 payable on June 16, 2014 to shareholders of record on May 30, 2014. Dividends are paid quarterly in arrears.

First Quarter 2014 Results
For the quarter ended March 31, 2014, the Company recognized net income of $22.6 million, or $0.88 per share. This compares to net income of $14.9 million, or $0.58 per share, for the quarter ended December 31, 2013. During the first quarter, both the non-Agency and Agency strategies contributed positively to net income.
"EFC had a strong first quarter," said Laurence Penn, Chief Executive Officer and President of the Company." Our non-annualized return on equity for the quarter was 3.6%, and our net income included strong contributions from both our non-Agency and Agency strategies. Our diluted book value per share increased to $24.10 as of March 31, 2014, and we maintained our quarterly dividend. Strategically, we expanded our activity in some of the new asset classes that we highlighted last quarter, including European non-dollar denominated RMBS, B-pieces of CMBS, and distressed small balance commercial loans. While we did not purchase any new pools of non-performing residential loans during the quarter, we remain optimistic about ongoing opportunities in that sector as the year progresses. Our equity strategies also contributed nicely to net income in the first quarter. While income from these strategies was relatively modest in 2013, during the first quarter these strategies generated income of $2.8 million, or $0.11 per share. Overall, while the first quarter was calm in comparison to the volatility we saw through most of 2013, we are still operating in a very complex investment environment, especially as the Federal Reserve continues to withdraw its direct support for the MBS market. We believe that the market may be underestimating the chances for a resumption of volatility, and we intend to continue to adjust our investing and hedging strategies as market conditions change. Looking ahead, we not only see our existing portfolio as continuing to generate excellent returns for us, but we see many additional opportunities unfolding that we believe we are well positioned to capitalize on."
The Company's non-Agency strategy generated gross income in the amount of $23.1 million for the first quarter, or $0.89 per share. Income from the Company's non-Agency strategy was driven by positive contributions from interest income, net realized gains on investments, and net gains from credit hedges and other activities, partially offset by net losses on interest rate hedges and interest expense. Non-Agency RMBS rallied in the first quarter, benefiting from the market perception of less uncertainty around future actions of the Federal Reserve with respect to its asset purchase program. Non-Agency RMBS assets also continued to benefit from the ongoing recovery in the U.S. housing market. While national home prices have taken a pause recently from the steady increases seen since early 2012, the number of mortgage delinquencies and the size of foreclosure inventory continued to decline in the early months of 2014. Meanwhile investor appetite for fixed income assets, especially higher yielding assets, has increased; bond funds experienced net inflows in the first quarter of 2014, in contrast to the outflows they experienced in the latter half of 2013. In the Company's view, certain non-Agency MBS sectors may now have limited remaining upside potential, and as a result the Company sold some of its non-Agency holdings in the first quarter, thereby monetizing gains. While the Company continued to find attractive investment opportunities in many non-Agency MBS sectors during the quarter, particularly in certain more seasoned sectors, the Company reduced the overall size of its non-Agency portfolio relative to December 31, 2013. As credit yield spreads have tightened, careful asset selection has become increasingly important. In addition, the Company believes that the non-Agency MBS market remains vulnerable to a resumption of increases in long-term interest rates, and aims to be ready and able to take advantage should selling pressures resume as a result.
Notwithstanding that credit spreads may be vulnerable to possible increases in long-term interest rates, the Company remains generally positive in its outlook for non-Agency MBS, both on fundamental and technical grounds. On the fundamental side, notwithstanding the early 2014 pause in monthly home price appreciation, the Company expects that home prices will continue to appreciate in 2014, although not at the double-digit pace realized in 2013. Since home prices continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS, the Company believes that future home price appreciation will continue to provide significant support for the price performance and credit performance of non-Agency RMBS. On the technical side, greater clarity around future actions of the Federal Reserve and investor appetite for yield should help fuel demand for non-Agency MBS.
Active portfolio trading remained a key driver of the Company's non-Agency results in the first quarter. The Company turned over approximately 34% of its non-Agency long investments (as measured by sales, excluding paydowns) during the quarter, generating net realized gains of $24.3 million, or $0.93 per share. Net realized gains and net change in net unrealized gain (loss) combined to contribute $12.7 million, or $0.49 per share. The Company actively trades its portfolio not only for the generation of total return, but also to enhance its portfolio composition. As of March 31, 2014, the value of the Company's non-Agency portfolio was $637.8 million, as compared to $699.8 million as of December 31, 2013, representing a decline of 8.9%.
CMBS continued to perform well in the first quarter of 2014, with new issuance volumes similar to those of the first quarter of 2013. The Company expects that new issuance will pick up as the year progresses. During the first quarter of 2014, the Company continued to find attractive opportunities both in "legacy" CMBS (i.e., CMBS issued before the 2008 financial crisis) and in the new issue market. Within the new issue market, the Company has continued to be active in purchasing "B-pieces," which are the most subordinated (and therefore highest yielding and riskiest) tranches of CMBS. The Company began investing in CMBS B-pieces in 2013 and believes that these investments are attractive complements to its other CMBS holdings, which tend to be lower yielding, but can be traded more actively. As of March 31, 2014, the Company's investment in CMBS and commercial mortgage loans, excluding distressed small balance commercial loans, was $37.6 million, as compared to $38.0 million as of December 31, 2013.
The Company doubled its holdings of distressed small balance commercial loans over the course of the first quarter, with total distressed small balance commercial loans increasing to twelve loans with a value of $39.0 million as of March 31, 2014, up from five loans with a value of $18.9 million as of December 31, 2013. Activity within the distressed small balance commercial mortgage loan sector of the portfolio can fluctuate from period to period based on the opportunities in that sector. The Company also increased its investments in European non-dollar denominated RMBS during the quarter. As of March 31, 2014, total holdings of European RMBS totaled $26.1 million and include RMBS denominated in British pounds as well as in euros, and mezzanine as well as senior tranches. The Company began purchasing European non-dollar denominated RMBS in late 2013. The Company continues to opportunistically acquire and trade CLOs, especially legacy CLOs. As of March 31, 2014, aggregate debt and equity CLO investments totaled $47.5 million and comprised 7.4% of the Company's non-Agency portfolio.
While the Company did not purchase any new pools of non-performing residential loans, or "NPLs," during the first quarter, it expects to increase its investment activity in this sector over the remainder of 2014. Following a relatively modest level of NPL sales in the first quarter, market activity in residential NPLs has already begun to pick up in the second quarter as tighter yield spreads are bringing out more sellers. Two large banks are in the process of selling residential NPL pools totaling approximately $2 billion in unpaid principal balance, and HUD is expected to bring its first 2014 NPL offering to market during the second quarter. This is anticipated to be HUD's largest sale yet, exceeding the roughly $5 billion sold in the fourth quarter of 2013. Additionally, there was increased NPL securitization activity in the first quarter of 2014, with approximately $4 billion in loans securitized in four transactions.
Also included in the Company's non-Agency results is income from its equity strategies. For over five years now, the Company has been taking long and short positions in publicly traded equities, especially property REITs and mortgage REITs. These positions have ranged from pure hedging positions (short positions against long non-Agency investments), to long/short relative value trades, to outright long or short investment positions. The Company's equity holdings can be in the form of equities or total return swaps on equities. While the Company expects these kinds of positions to continue to represent a relatively minor portion of its deployed capital, it believes that these strategies further diversify and complement its revenues, and play into its strengths. During the first quarter, these strategies, including related hedges, generated income in the amount of $2.8 million, or $0.11 per share.
The Company's Agency strategy generated gross income of $4.1 million, or $0.16 per share, during the quarter. Income from the Company's Agency strategy was driven by positive contributions from interest income and net realized and unrealized gains on investments, which were partially offset by net losses on interest rate hedges and interest expense. Agency RMBS rallied in the first quarter, recovering much of their losses from the fourth quarter of 2013. The Federal Reserve continues to taper its monthly bond purchases on a steady and measured pace, and it is expected that by late 2014 the Federal Reserve's net monthly purchases of Agency RMBS will come to an end. During the first quarter, the modest reduction in the purchase activity of the Federal Reserve was easily absorbed by other market participants. Many of these market participants, such as insurance companies and pension funds, had pulled back from the Agency RMBS market in 2013, but have since re-entered the market. The reduction in asset purchases by the Federal Reserve, coupled with the potential for an increase in new mortgage production in response to the recent drop in interest rates, is likely to cause the market dominance of the Federal Reserve to wane in the coming months. Despite the drop in interest rates, the Company's Agency interest only securities performed well during the quarter, as prepayments remain subdued.
The Company's Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. Specified pools, which were particularly hard hit in 2013 as interest rates rose and the perceived value of their prepayment protection declined, kept pace with the bond market rally in the first quarter of 2014.
During the first quarter, the Company's Agency purchasing activity continued to be mainly focused on higher coupon specified pools. While pay-ups (price premiums for specified pools relative to their generic pool "TBA" counterparts) increased during the first quarter, they are still well below their previous highs. Despite current low prepayment levels, the Company believes that certain sectors of the Agency pool market are still susceptible to prepayments, thereby making it attractive to buy pools with prepayment protection in those sectors. The Company is also finding attractive opportunities in seasoned specified pools, which have shorter remaining weighted average maturities relative to TBAs, and therefore can be hedged with a shorter, lower cost basket of interest rate hedges. Given the current steepness of the yield curve, even relatively small amounts of seasoning can translate into significantly lower hedging costs.
Over the course of the first quarter and consistent with its strategy, the Company continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. As long-term interest rates declined during the quarter, the Company's interest rate hedges generated net losses, thereby partially reducing the impact of increasing asset prices. While some degree of market uncertainty has been reduced now that the Federal Reserve has actually begun to taper its monthly asset purchases, the risk of higher volatility in the Agency RMBS market remains. This reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs. Active trading of both assets and hedges has, and continues to be, a key element of the Company's Agency RMBS strategy.
One gauge that the Company uses to measure its overall prepayment risk is the Company's net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to the Company's long Agency RMBS had a notional value of $401.6 million and a fair value of $435.2 million as of March 31, 2014 and a notional value of $352.5 million and a fair value of $377.0 million as of December 31, 2013. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2014, the Company's net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 1.4% as compared to 0.6% at December 31, 2013. Excluding TBA positions used to hedge the Company's long Agency RMBS portfolio, the Company's Agency premium as a percentage of fair value was approximately 5% and 3% as of March 31, 2014 and December 31, 2013, respectively.
The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company's book value per share and assumes the reinvestment of dividends at book value per share. For the quarter ended March 31, 2014, net-asset-value-based total return was 3.56%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through March 31, 2014 was 129.67%.

The following table summarizes the Company's operating results for the quarters ended March 31, 2014 and December 31, 2013:

	Quarter Ended March 31, 2014	Per Share	% of Average Equity	Quarter Ended December 31, 2013	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income	$13,516	$0.52	2.15%	$14,404	$0.55	2.28%
Net realized gain	24,255	0.93	3.85%	14,792	0.57	2.34%
Change in net unrealized gain (loss)	(11,530)	(0.44)	(1.83)%	1,908	0.07	0.30%
Net interest rate hedges(1)	(2,427)	(0.09)	(0.39)%	1,384	0.05	0.22%
Net credit hedges and other activities(2)	1,074	0.04	0.17%	(9,939)	(0.38)	(1.58)%
Interest expense	(1,647)	(0.06)	(0.26)%	(2,047)	(0.08)	(0.32)%
Other investment related expenses	(163)	(0.01)	(0.03)%	(24)	—	—%
Total non-Agency MBS, mortgage loans, ABS, and other profit	23,078	0.89	3.66%	20,478	0.78	3.24%
Agency RMBS:
Interest income	7,947	0.30	1.26%	8,550	0.33	1.35%
Net realized loss	(5,056)	(0.19)	(0.80)%	(5,654)	(0.22)	(0.90)%
Change in net unrealized gain (loss)	12,450	0.48	1.98%	(2,145)	(0.08)	(0.34)%
Net interest rate hedges(1)	(10,443)	(0.40)	(1.66)%	2,050	0.08	0.32%
Interest expense	(776)	(0.03)	(0.12)%	(911)	(0.03)	(0.14)%
Total Agency RMBS profit	4,122	0.16	0.66%	1,890	0.08	0.29%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	27,200	1.05	4.32%	22,368	0.86	3.53%
Other interest income (expense), net	(4)	—	0.00%	(3)	—	0.00%
Other expenses (excluding incentive fee)	(4,358)	(0.17)	(0.69)%	(4,186)	(0.16)	(0.66)%
Net increase in equity resulting from operations (before incentive fee)	22,838	0.88	3.63%	18,179	0.70	2.87%
Incentive fee	—	—	—%	(3,091)	(0.12)	(0.49)%
Net increase in equity resulting from operations	$22,838	$0.88	3.63%	$15,088	$0.58	2.38%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	203			226
Net increase in shareholders' equity resulting from operations(6)	$22,635	$0.88	3.63%	$14,862	$0.58	2.38%
Weighted average shares and convertible units(3) outstanding	26,059			26,040
Average equity (includes non-controlling interests)(4)	$629,306			$630,063
Weighted average shares and LTIP units outstanding(5)	25,847			25,828
Average shareholders' equity (excludes non-controlling interests)(4)	$623,021			$624,570

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize the Company's portfolio holdings as of March 31, 2014 and December 31, 2013:
Investment Portfolio

	March 31, 2014					December 31, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$767,960	$509,668	$66.37	$468,771	$61.04	$885,145	$600,835	$67.88	$546,616	$61.75
Non-Agency CMBS and Commercial mortgage loans	131,412	76,649	58.33	75,080	57.13	97,332	56,880	58.44	56,366	57.91
Other ABS	47,259	45,478	96.23	45,656	96.61	38,422	36,287	94.44	36,786	95.74
Total Non-Agency MBS, mortgage loans, and Other ABS	946,631	631,795	66.74	589,507	62.27	1,020,899	694,002	67.98	639,768	62.67
Agency RMBS:
Floating	30,142	32,073	106.41	31,838	105.63	28,746	30,618	106.51	30,274	105.31
Fixed	755,401	794,498	105.18	796,013	105.38	778,295	801,060	102.92	813,677	104.55
Reverse Mortgages	54,605	59,765	109.45	60,459	110.72	56,154	61,308	109.18	62,708	111.67
Total Agency RMBS	840,148	886,336	105.50	888,310	105.73	863,195	892,986	103.45	906,659	105.03
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS	$1,786,779	$1,518,131	$84.96	$1,477,817	$82.71	$1,884,094	$1,586,988	$84.23	$1,546,427	$82.08
Agency Interest Only RMBS	n/a	$41,375	n/a	$39,946	n/a	n/a	$40,504	n/a	$39,826	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$5,962	n/a	$5,313	n/a	n/a	$5,782	n/a	$5,313	n/a
TBAs:
Long	$197,320	$190,446	$96.52	$190,012	$96.30	$101,150	$96,856	$95.76	$96,691	$95.59
Short	(751,627)	(782,747)	104.14	(784,191)	104.33	(784,888)	(811,957)	103.45	(813,757)	103.68
Net Short TBAs	$(554,307)	$(592,301)	$106.85	$(594,179)	$107.19	$(683,738)	$(715,101)	$104.59	$(717,066)	$104.87
Short U.S. Treasury Securities	$(5,000)	$(4,920)	$98.40	$(4,976)	$99.52	$(20,000)	$(19,607)	$98.03	$(19,899)	$99.49
Short European Sovereign Bond	$(22,208)	$(24,195)	$108.95	$(23,481)	$105.73	$(7,337)	$(7,681)	$104.68	$(7,633)	$104.04
Repurchase Agreements	$29,875	$29,875	$100.00	$29,872	$99.99	$27,962	$27,962	$100.00	$27,943	$99.93
Short Common Stock	n/a	$(6,903)	n/a	$(7,004)	n/a	n/a	$(6,369)	n/a	$(6,313)	n/a
Real Estate Owned	n/a	$97	n/a	$101	n/a	n/a	$—	n/a	$—	n/a
Total Net Investments		$967,121		$923,409			$912,478		$868,598

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that the Company uses TBAs primarily to hedge the risk of rising interest rates on its long holdings, the Company generally carries a net short TBA position.

Derivatives Portfolio(1)

	March 31, 2014		December 31, 2013
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices(2)	$30,793	$(7,023)	$46,072	$(11,805)
Short CDS on RMBS and CMBS Indices(3)	(82,134)	5,025	(72,422)	4,876
Short CDS on Individual RMBS(3)	(24,734)	14,824	(26,426)	16,296
Net Mortgage-Related Derivatives	(76,075)	12,826	(52,776)	9,367
Long CDS on Corporate Bond Indices	102,314	17,963	74,425	13,226
Short CDS on Corporate Bond Indices	(245,050)	(14,771)	(337,815)	(23,902)
Purchased Options on CDS on Corporate Bond Indices(4)	22,588	86	22,588	190
Long Total Return Swaps on Corporate Equities(5)	30,721	1	51,018	4
Short Total Return Swaps on Corporate Equities(5)	(12,229)	(17)	(10,397)	(67)
Interest Rate Derivatives:
Long Interest Rate Swaps(6)	629,350	3,407	387,700	(879)
Short Interest Rate Swaps(7)	(1,148,741)	8,534	(1,164,400)	19,368
Long U.S. Treasury Note Futures(8)	82,100	(94)	227,200	(2,370)
Short Eurodollar Futures(9)	(732,000)	17	(14,000)	(3)
Short U.S. Treasury Note Futures(10)	(500)	—	—	—
Purchased Swaptions(11)	10,300	(328)	15,000	61
Written Swaptions(12)	(21,600)	307	(4,000)	(84)
Total Net Interest Rate Derivatives		11,843		16,093
Other Derivatives:
Short Foreign Currency Forwards(13)	(27,869)	125	(6,575)	(38)
Total Net Derivatives		$28,056		$14,873

(1)
In the table above, long and short credit default swaps, or "CDS," interest rate swaps, total return swaps, futures, options, and forwards are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2014, derivative assets and derivative liabilities were $57.6 million and $29.5 million, respectively, for a net fair value of $28.1 million, as reflected in "Total Net Derivatives" above. As of December 31, 2013, derivative assets and derivative liabilities were $59.7 million and $44.8 million, respectively, for a net fair value of $14.9 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Represents the option on the part of the Company to enter into a CDS on a corporate bond index whereby the Company would pay a fixed rate and receive credit protection payments.

(5)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.

(6)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(7)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(8)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of March 31, 2014 and December 31, 2013, a total of 608 and 1,847 contracts were held, respectively.

(9)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(10)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of March 31, 2014 a total of 5 contracts were held.

(11)	Represents the option on the part of the Company to enter into an interest rate swap whereby the Company would pay a fixed rate and receive a floating rate.

(12)	Represents the option on the part of a counterparty to enter into an interest rate swap with the Company whereby the Company would receive a fixed rate and pay a floating rate.

(13)	Notional amount represents U.S. Dollars to be received by the Company at the maturity of the forward contract.
The Company's net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The Company's mix and composition of derivative instruments may vary from period to period.

The following table summarizes, as of March 31, 2014, the estimated effects on the value of the Company's portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$216	$(270)
Agency RMBS - Fixed Pools and IOs	16,692	(21,796)
TBAs	(10,064)	13,006
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	6,881	(6,754)
Interest Rate Swaps	(13,571)	12,817
Interest Rate Swaptions	(23)	34
U.S. Treasury Securities	(110)	108
Eurodollar and U.S. Treasury Futures	540	(540)
Mortgage-Related Derivatives	(370)	621
Corporate Securities and Derivatives on Corporate Securities	1,156	(1,671)
Repurchase Agreements and Reverse Repurchase Agreements	(562)	742
	$785	$(3,703)

(1)
Based on the market environment as of March 31, 2014. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which the Company believes that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of March 31, 2014	For the Quarter Ended March 31, 2014		As of December 31, 2013	For the Quarter Ended December 31, 2013
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$308,621	$343,308	1.94%	$393,853	$404,924	2.00%
Agency RMBS	867,286	824,216	0.38%	842,313	896,454	0.40%
Total	$1,175,907	$1,167,524	0.84%	$1,236,166	$1,301,378	0.90%
Leverage Ratio (2)	1.87:1			1.98:1

(1)	Borrowed amounts exclude $1.0 million in securitized debt as of both March 31, 2014 and December 31, 2013, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company's debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $1.0 million as of both March 31, 2014 and December 31, 2013.

Borrowings under reverse repos decreased slightly as of March 31, 2014 as compared to December 31, 2013, and the Company's leverage ratio decreased to 1.87:1 from 1.98:1 over that period. The decrease in borrowings was principally related to the decrease in size of the non-Agency portfolio as of March 31, 2014. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. As competition has increased among repo counterparties, repo rates have recently declined slightly.

By Remaining Maturity (1)(2)

(In thousands)	As of March 31, 2014		As of December 31, 2013
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$339,211	28.8%	$369,861	29.9%
31-60 Days	353,914	30.1%	402,206	32.5%
61-90 Days	331,512	28.2%	320,161	25.9%
91-120 Days	21,484	1.8%	8,233	0.7%
121-150 Days	8,664	0.8%	38,856	3.1%
151-180 Days	121,122	10.3%	96,849	7.9%
	$1,175,907	100.0%	$1,236,166	100.0%

(1)	Borrowed amounts exclude $1.0 million in securitized debt as of both March 31, 2014 and December 31, 2013, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of the Company's borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.0 million as of both March 31, 2014 and December 31, 2013. The weighted average remaining term on the Company's reverse repos as of March 31, 2014 and December 31, 2013 was 59 and 56 days, respectively. The Company's borrowings outstanding under reverse repos were with a total of 14 counterparties as of March 31, 2014. As of March 31, 2014, the Company held liquid assets in the form of cash and cash equivalents in the amount of $170.4 million. Since mid-2013, the Company has held a relatively large cash balance, both to serve as a buffer against increased market volatility and to provide liquidity in order to take advantage of potential investment opportunities.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of the Company's derivatives/hedging and other investment results for the quarters ended March 31, 2014 and December 31, 2013:

(In thousands)	Quarter Ended March 31, 2014			Quarter Ended December 31, 2013
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,616)	$(7,295)	$(8,911)	$(2,229)	$6,506	$4,277
Futures	—	19	19	—	(3)	(3)
Net TBAs Held Short	—	(3,752)	(3,752)	—	(1,037)	(1,037)
Net U.S. Treasuries Held Short	(43)	(183)	(226)	(55)	252	197
Total Interest Rate Hedges	(1,659)	(11,211)	(12,870)	(2,284)	5,718	3,434
Net Credit Hedges and other activities(2)	(1,731)	2,805	1,074	(2,081)	(7,858)	(9,939)
Total Hedges	$(3,390)	$(8,406)	$(11,796)	$(4,365)	$(2,140)	$(6,505)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
The Company's base management fee and other operating expenses, but excluding interest expense, other investment related expenses and incentive fees, represent 2.8% and 2.7%, on an annualized basis, of average equity for the quarters ended March 31, 2014 and December 31, 2013, respectively. Incentive fee expense of $3.1 million was incurred for the quarter ended December 31, 2013. There was no incentive fee expense incurred for the quarter ended March 31, 2014.

Dividends
On May 6, 2014, the Company's Board of Directors declared a dividend of $0.77 per share for the first quarter of 2014, payable on June 16, 2014 to shareholders of record on May 30, 2014. The Company's management previously announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of each year, the Board of Directors takes into account the Company's earnings and other factors to consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company's Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59. There were no share repurchases during the quarter.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, residential mortgage loans, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, May 8, 2014, to discuss its financial results for the quarter ended March 31, 2014. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 17937948. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, May 8, 2014, at approximately 2 p.m. Eastern Time through Thursday, May 15, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 17937948. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company's returns, the Company's expected ongoing annualized expense ratio, and statements regarding the Company's intended dividend policy including the amount to be recommended by management, and the Company's share repurchase program. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 14, 2014 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2014	December 31, 2013
Investment income
Interest income	$21,496	$22,954
Expenses
Base management fee	2,364	2,365
Incentive fee	—	3,091
Interest expense	2,627	3,024
Other investment related expenses	430	84
Other operating expenses	1,994	1,878
Total expenses	7,415	10,442
Net investment income	14,081	12,512
Net realized gain (loss) on:
Investments	9,843	4,159
Financial derivatives	1,218	(8,705)
Foreign currency transactions	347	(4)
	11,408	(4,550)
Change in net unrealized gain (loss) on:
Investments	(147)	8,180
Financial derivatives	(2,439)	(1,096)
Foreign currency translation	(65)	42
	(2,651)	7,126
Net realized and change in unrealized gain (loss) on investments and financial derivatives	8,757	2,576
Net increase in equity resulting from operations	22,838	15,088
Less: Increase in equity resulting from operations attributable to non-controlling interests	203	226
Net increase in shareholders' equity resulting from operations	$22,635	$14,862
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.88	$0.58
Weighted average shares and LTIP units outstanding	25,847	25,828
Weighted average shares and convertible units outstanding	26,059	26,040

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2014	December 31, 2013(1)
ASSETS
Cash and cash equivalents	$170,362	$183,489
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,713,189 and $1,688,257)	1,756,011	1,730,130
Financial derivatives–assets, at fair value (Net cost – $55,230 and $50,533)	57,560	59,664
Repurchase agreements (Cost – $29,872 and $27,943)	29,875	27,962
Total Investments, financial derivatives, and repurchase agreements	1,843,446	1,817,756
Due from brokers	68,863	82,571
Receivable for securities sold	832,841	883,005
Interest and principal receivable	6,800	6,831
Other assets	1,693	1,546
Total assets	$2,924,005	$2,975,198
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $819,652 and $847,602)	$818,765	$845,614
Financial derivatives–liabilities, at fair value (Net proceeds – $18,821 and $29,746)	29,504	44,791
Total investments and financial derivatives	848,269	890,405
Reverse repurchase agreements	1,175,907	1,236,166
Due to brokers	30,860	19,762
Payable for securities purchased	231,809	193,047
Securitized debt (Proceeds – $963 and $980)	983	983
Accounts payable and accrued expenses	2,281	1,810
Base management fee payable	2,364	2,364
Incentive fee payable	—	3,091
Interest and dividends payable	1,456	1,521
Total liabilities	2,293,929	2,349,149
EQUITY	630,076	626,049
TOTAL LIABILITIES AND EQUITY	$2,924,005	$2,975,198
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(25,441,750 and 25,428,186 shares issued and outstanding)	$613,822	$611,282
Additional paid-in capital–LTIP units	9,181	9,119
Total Shareholders' Equity	623,003	620,401
Non-controlling interests	7,073	5,648
Total Equity	$630,076	$626,049
PER SHARE INFORMATION:
Common shares, no par value	$24.49	$24.40
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$24.10	$23.99

(1)	Derived from audited financial statements as of December 31, 2013.